Exhibit 99.1

FDA Approves Optimer’s DIFICID™ (fidaxomicin) Tablets for the Treatment of Patients with Clostridium difficile-Associated Diarrhea (CDAD)

—   In two CDAD clinical trials, DIFICID was non-inferior to vancomycin in clinical response at the end of therapy and superior to vancomycin in sustained clinical response 25 days post-treatment   —

Optimer to host conference call for investors on May 31st at 8:00 a.m. Eastern Standard Time

SAN DIEGO, CA — May 27, 2011 — Optimer Pharmaceuticals, Inc. (NASDAQ: OPTR) announced today that the U.S. Food and Drug Administration (FDA) has approved the company’s antibacterial drug DIFICID™ (fidaxomicin) tablets for the treatment of Clostridium difficile-associated diarrhea (CDAD) in adults 18 years of age and older. CDAD is a significant medical problem in hospitals and long-term care facilities, and is beginning to emerge in the community among people previously at low risk for the disease. In the largest Phase 3 clinical studies ever conducted in CDAD, DIFICID had clinical response rates at the end of treatment that were non-inferior to oral vancomycin. DIFICID was superior to vancomycin in sustaining clinical response through 25 days beyond the end of treatment. DIFICID is the only FDA-approved antibacterial drug proven to be superior to vancomycin in sustained clinical response for CDAD.

“The FDA approval of DIFICID is the culmination of Optimer’s efforts to develop an innovative therapy for the treatment of CDAD,” said Pedro Lichtinger, President and Chief Executive Officer of Optimer. “The clinical development program for DIFICID was designed to address one of the greatest challenges in managing CDAD, disease recurrence. We are proud to provide the medical community and patients with an effective treatment proven to produce sustained clinical response in CDAD, and are now moving into the commercialization stage where we will partner with physicians and health systems to ensure that DIFICID reaches patients in urgent need of an important new treatment option.  The recognition in our label of the DIFICID superiority in sustained clinical response will allow the Optimer and Cubist field force to educate the medical community about the advantage DIFICID can offer to appropriate CDAD patients.”

“The incidence and severity of CDAD has increased dramatically in the U.S. in the past decade and is continuing to rise each year,” said Sherwood Gorbach, M.D., Chief Scientific Officer and Senior Vice President. “DIFICID is an important new first-line treatment option for patients who may be most at-risk of disease recurrence, for whom producing a sustained clinical response is critical. Patients who are elderly, those exposed to concomitant antibiotics and patients whose immune systems have been compromised are at increased risk, and the majority of patients who will experience a disease recurrence after their first episode of CDAD do so within the first few weeks after treatment.”

Important Safety Information

DIFICID should not be used for systemic infections. Only use DIFICID for infection proven or strongly suspected to be caused by C. difficile.

The most common adverse reactions are nausea (11%), vomiting (7%), abdominal pain (6%), gastrointestinal hemorrhage (4%), anemia (2%) and neutropenia (2%).

For full prescribing information for DIFICID, please call 1-855-DIFICID (1-855-343-4243) or visit www.DIFICID.com.

Addressing an Important Medical Need

CDAD is associated with a bacterial infection in the lining of the gut that can cause severe diarrhea, inflammation of the colon and in some cases death. Current estimates suggest CDAD may affect more than 700,000 people in the U.S. each year, though the incidence may be higher as many cases are believed to be undiagnosed, untreated, and underreported. A recent editorial in the New England Journal of Medicine estimated that there may be as many as 3 million cases of CDAD annually in the United States. In recent years, Clostridium difficile (C. difficile) has surpassed methicillin-resistant Staphylococcus aureus (MRSA) as the leading cause of healthcare-acquired infections in community hospitals.

CDAD is noted for the significant number of patients who experience disease recurrence, or the reappearance of CDAD symptoms following initial antibiotic treatment. Approximately 20% to 30% of patients who initially respond to current treatments for CDAD experience a clinical recurrence following completion of antibiotic treatment. In patients who have experienced two or more prior episodes of CDAD, the risk of further recurrence increases to as much as 50-65%.

The disease adds significant costs and burden to the U.S. healthcare system. It is estimated that medical treatment and hospital stays associated with CDAD cost the U.S. healthcare system as much as $3.8 billion every year. In a recent survey of the incidence and severity of CDAD in U.S. hospitals, CDAD patients had lengths of hospital stay that were nearly three times longer than average and mortality rates more than four times higher than the average hospitalized patient.

“DIFICID is an important addition for the treatment of patients with CDAD,” said Dr. Kathleen Mullane, D.O., Associate Professor of Medicine, Section of Infectious Diseases and Global Health, at the University of Chicago. “CDAD is a serious illness that can be incredibly disruptive to patients’ lives, sometimes causing as many as 20 or more episodes of diarrhea a day which in certain patients can result in significant dehydration.”

About the Phase 3 Clinical Studies

The approval of DIFICID was based on results from two randomized, multi-center, double-blinded trials. A non-inferiority design was utilized to demonstrate the efficacy of DIFICID (200 mg orally twice daily for 10 days) compared to vancomycin (125 mg orally four times daily for 10 days) in adults with CDAD. The studies enrolled a total of 1,164 adults with confirmed CDAD.

The primary objective of both studies was to show that a 10-day course of DIFICID was as effective as oral vancomycin in achieving a clinical response at the end of therapy. An additional efficacy endpoint was sustained clinical response, defined as clinical response at the end of treatment and survival without proven or suspected CDAD recurrence through 25 days beyond the end of treatment.

In the first trial, conducted in North America, 88% of patients who received DIFICID experienced a clinical response at the end of therapy (n=289) compared to 86% of vancomycin-treated patients (n=307) [95% CI]. Results for clinical response at the end of therapy were consistent in the second trial, which was conducted in North America and Europe; 88% clinical response rate in DIFICID-treated patients (n=253) compared to an 87% response rate in vancomycin-treated patients (n=256) [95% CI]. Sustained clinical response 25 days after the end of treatment was 70% for DIFICID-treated patients in the first trial and 72% for DIFICID-treated patients in the second trial [95% CI], compared to 57% in both trials for vancomycin-treated patients [95% CI].

Scheduled Conference Call

Optimer will host a conference call on May 31, 2011 at 8:00 a.m. Eastern Standard Time (5:00 a.m. Pacific Time) to discuss the FDA approval of DIFICID and Optimer’s commercialization plans. To participate in the conference call, please dial (877) 280-7280 from the U.S., or (678) 825-8232 for international callers. Please specify to the operator that you would like to join “Optimer’s Conference Call.” The conference call will be webcast live under the Investors section of Optimer’s website at www.optimerpharma.com, where it will be archived for 30 days following the call. Please connect to Optimer’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

About CDAD

Clostridium difficile-associated diarrhea (CDAD) has become a significant medical problem in hospitals, long-term care facilities, and in the community. CDAD is a serious illness resulting from infection of the inner lining of the colon by C. difficile bacteria, which produce toxins that cause inflammation of the colon, severe diarrhea and, in the most serious cases, death. Patients typically develop CDAD from the use of broad-spectrum antibiotics that disrupt normal gastrointestinal (gut) flora, possibly allowing C. difficile bacteria to flourish. Older patients in particular are at risk for CDAD, potentially because of a weakened immune system or the presence of underlying disease. Approximately two-thirds of CDAD patients are 65 years of age or older.

Common therapeutic options for CDAD include oral vancomycin and the off-label use of metronidazole. However, approximately 20% to 30% of CDAD patients who initially respond to these treatments experience a clinical recurrence.

About DIFICID™ (fidaxomicin)

DIFICID is the first antibacterial drug indicated for CDAD to be approved in nearly 30 years. It is indicated for the treatment of CDAD in adults 18 years of age or older. DIFICID is administered in 200 mg tablets given orally twice daily. In two large Phase 3 clinical studies DIFICID had a clinical response rate at the end of the 10-day treatment period that was non-inferior to oral vancomycin. DIFICID demonstrated superior sustained clinical response, defined as clinical response that was maintained without proven or suspected CDAD recurrence through 25 days beyond the end of treatment, compared to oral vancomycin. This difference was due to lower rates of proven or suspected CDAD during the follow-up period in DIFICID-treated patients.  Similar rates of clinical response at the end of treatment and proven or suspected CDAD during the follow-up period were seen in DIFICID-treated and vancomycin-treated patients infected with a BI isolate.  The most common adverse reactions are nausea (11%), vomiting (7%), abdominal pain (6%), gastrointestinal hemorrhage (4%), anemia (2%) and neutropenia (2%).

In April, Optimer signed a two-year co-promotion agreement with Cubist Pharmaceuticals, Inc. (NASDAQ: CBST) to market DIFICID in the U.S. and expedite the product launch. Optimer plans to launch DIFICID in the U.S. during the third-quarter of 2011. In addition, Optimer has filed a Marketing Authorization Application (MAA) with the European Medicines Agency (EMA) for approval of fidaxomicin, and has partnered with Astellas Pharma Europe Ltd. to commercialize the drug in Europe and certain other countries.

Optimer will conduct a microbiological surveillance program to identify the potential for decreased susceptibility of C. difficile to fidaxomicin, as well as two post-marketing studies in pediatric patients. The Company also plans to conduct a randomized clinical trial to evaluate the efficacy of DIFICID in the treatment of patients with multiple CDAD recurrences.

About Optimer

Optimer Pharmaceuticals, Inc. is a biopharmaceutical company focused on discovering, developing and commercializing innovative hospital specialty products that have a positive impact on society. Optimer has developed and plans to commercialize DIFICID™ (fidaxomicin) tablets, an FDA approved antibacterial drug for the treatment of adult patients with Clostridium difficile-associated diarrhea (CDAD). CDAD is associated with a bacterial infection that is estimated to affect 700,000 people each year in the U.S. alone, and has surpassed MRSA as the leading cause of healthcare-acquired infections in community hospitals. Optimer has filed a marketing authorization application with the European Medicines Agency for fidaxomicin. Optimer’s clinical pipeline includes Pruvel™, a product in the fluoroquinolone class of antibiotics that has completed Phase 3 trials as a treatment for infectious diarrhea. Additional information can be found at http://www.optimerpharma.com.

Forward Looking Statements

Statements included in this press release that are not a description of historical facts are forward-looking statements, including without limitation statements related to Optimer’s plans to commercialize DIFICID and partner with physicians and health systems, Optimer’s and Cubist’s ability to educate the medical community about DIFICID’s advantages, the incidence of CDAD, potential benefits expected from Optimer’s collaboration agreements with Cubist and Astellas, and Optimer’s plans to conduct post-approval clinical trials of DIFICID. Words such as “believes”, “would”, “anticipates”, “plans”, “expects”,

“may”, “intend”, “will”, and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Optimer that any of its plans will be achieved. These forward-looking statements are based on management’s expectations on the date of this release.  Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Optimer’s business including, without limitation, risks relating to: the implementation and continuation of Optimer’s agreements with Cubist and Astellas, Optimer’s and its partners’ ability to commercialize DIFICID according to Optimer’s expected timelines, the ability of Optimer and its third party contractors to manufacture and supply sufficient quantities of DIFICID in accordance with Good Manufacturing Practices to meet demand, whether healthcare professionals will prescribe DIFICID, whether DIFICID will receive reimbursement coverage from healthcare payors and government agencies, the extent to which DIFICID will be accepted on hospital formularies, Optimer’s ability to successfully recruit and retain sales and marketing personnel, Optimer’s ability to successfully manage a sales and marketing organization, Optimer’s ability to initiate and complete planned post-approval clinical trials of DIFICID in a timely manner and the results of those clinical trials and other risks detailed in Optimer’s filings with the Securities and Exchange Commission.

Contacts

Optimer Pharmaceuticals, Inc.

John D. Prunty, Chief Financial Officer & Senior Vice President, Finance

858-909-0736

Canale Communications, Inc.

Jason I. Spark, Senior Vice President

619-849-6005

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